Exhibit 99.1

Signet Jewelers Appoints Virginia C. “Gina” Drosos as CEO

Mark Light to Retire July 31

HAMILTON, Bermuda – Signet Jewelers Limited (the “Company”) (NYSE: SIG), the world’s largest retailer of diamond jewelry, today announced that its Board of Directors has appointed Virginia "Gina" C. Drosos, who has served as an independent director of the Company’s Board since 2012, as the new Chief Executive Officer of Signet, effective August 1, 2017. Ms. Drosos has over 29 years of executive leadership experience in the beauty and consumer goods industries. She previously served as President & CEO of Assurex Health and as a Group President of Global Beauty Care at The Procter & Gamble Company. Mark Light, who has served as CEO of Signet since 2014, has decided to retire after more than 35 years with the Company due to health reasons.

“On behalf of the Board, I want to thank Mark for his years of dedicated service and the many contributions he made to the Company. He has been instrumental to the company’s growth and success,” said Todd Stitzer, Chairman of Signet’s Board of Directors.

Mark Light said, “I’m very proud of all that Signet has been able to accomplish over the course of my career and it has been a privilege to work with such outstanding colleagues over these many years. We successfully developed major product brand partnerships such as Open Hearts by Jane Seymour® and Neil Lane Bridal®, made significant progress on our Customer First OmniChannel strategy, successfully acquired and integrated Zale and significantly expanded our penetration of the outlet channel. I am especially proud of bringing our Team Members together as One Signet. Given the Company’s positive direction and my need to address some health issues, the Board and I agreed that it is a good time for a transition.”

Mr. Stitzer continued: “I want to welcome Gina as Signet’s new CEO. She is a visionary and transformational leader with a proven track record of growing and scaling global businesses through winning strategies and innovation. Gina’s experience brings a unique combination of demonstrated brand building, given her strong background in beauty, along with the creativity, flexibility and boldness of an entrepreneurial mindset. She also possesses a strong financial background, having managed multibillion dollar P&Ls through phases of high growth, while delivering cost reductions and operational efficiencies. As a member of the Board since 2012, she is deeply familiar with Signet’s strategic vision and has been pivotal in our efforts to realign our organizational structure to enable better execution of our OmniChannel strategy and strengthening our customer experience. The Board has full confidence in Gina’s ability to drive Signet forward in its next phase of growth and value creation.”

“I am honored to serve as the CEO of Signet and look forward to working with our strong management and Team Members to deliver our revised 2020 Vision, which is focused on bridal, digital and women’s fashion,” Ms. Drosos said. “Signet is well positioned to continue to drive its unprecedented leadership in diamond jewelry and expand its market share in growing categories, such as fashion jewelry. I am committed to successfully executing our strategic priorities as we continue to transform Signet to become a more innovative, digital-first and data-driven retailer focused on delivering an outstanding OmniChannel experience to customers.”

About Virginia “Gina” C. Drosos

Ms. Drosos joined Signet’s Board of Directors in 2012. In addition to the Compensation and Nomination and Corporate Governance committees, she is a member of the Board’s Customer Experience sub-committee focused on OmniChannel strategy and winning in fashion jewelry, as well as the Board’s Respect in the Workforce committee focused on programs and policies to support the advancement and development of our Team Members. Gina most recently served as President & CEO of Assurex Health, where she delivered significant revenue growth and executed the strategic sale of the Company to Myriad Genetics for up to $410 million. Her exceptional leadership at Assurex Health has led her to recently receive the Venture Ohio Exit of the Year, Cincinnati USA Chamber of Commerce Woman of the Year and EY Entrepreneur of the Year award for delivering market outperformance in terms of revenue growth, job creation and longevity.

Prior to Assurex Health, Gina spent 25 years at The Procter & Gamble Company (“P&G”) where she held positions of increasing responsibility with strong proven results and became a thought leader in Beauty and mass brand retailing. She most recently served P&G as Group President, Global Beauty Care, an over $6 billion business unit with a portfolio of more than 20 brands, each with its own marketing strategy, over 6,000 employees and 22 manufacturing sites. In this role, she had responsibility for overseeing the business unit operations, strategy and long term business development, successfully transformed the unit’s digital marketing efforts including the first digital-only brand campaign for P&G’s Secret brand, and innovated large brands, such as CoverGirl, Old Spice and Olay, latter of which grew from a less than $200 million to $2.5 billion iconic mega beauty brand under Gina’s leadership.

About Signet Jewelers and Safe Harbor Statement:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 3,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples and Piercing Pagoda. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com and www.pagoda.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the “Risk Factors” section of Signet's Fiscal 2017 Annual Report on Form 10-K filed with the SEC on March 16, 2017. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Contacts:

Investors: James Grant, VP Investor Relations, Signet Jewelers
+1 (330) 668-5412          James.Grant@signetjewelers.com

Media:  David Bouffard, VP Corporate Affairs, Signet Jewelers
+1 (330) 668-5369          David.Bouffard@signetjewelers.com

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